On August 18, 2017, a special meeting of the shareholders was held at the offices of the American Pension Investors Trust (the “Trust”) for the purpose of voting on the proposals set forth below:

	For	Against	Abstain
Approval of a new investment advisory agreement on behalf of the Yorktown Growth Fund	2,201,909	37,702	97,026
Approval of a new investment advisory agreement on behalf of the Yorktown Capital Income Fund	580,366	49,100	11,749
Approval of a new investment advisory agreement on behalf of the Yorktown Multi-Asset Income Fund	29,125,405	4,318,996	2,994,568
Approval of a new investment advisory agreement on behalf of the Yorktown Short Term Bond Fund	14,282,680	3,290,337	910,133
Approval of a new investment advisory agreement on behalf of the Yorktown Master Allocation Fund	518,924	35,151	13,959
Approval of a new investment advisory agreement on behalf of the Yorktown Small Cap Fund	1,565,507	1,993	0
Approval of a new investment advisory agreement on behalf of the Yorktown Mid Cap Fund	1,837,683	21,507	3,275

On October 16, 2017, a special meeting of the shareholders was held at the offices of the Trust for the purpose of approving a new investment sub-advisory agreement with Sapphire Star Capital, LLC on behalf of the Yorktown Small Cap Fund and to transact such other business as may properly come before the special meeting and any postponement or adjournment thereof. Below are the voting results for the Yorktown Small Cap Fund from the special meeting:

	For	Against	Abstain
Approval of a new investment sub-advisory agreement with Sapphire Star Capital, LLC on behalf of the Yorktown Small Cap Fund	1,419,862	0	0